For Immediate Release	Exhibit 99.1
Contact:
Dennis Craven (Company)
Chief Operating Officer
(561) 227-1386

Chatham Lodging Trust Sells Homewood Suites by Hilton Carlsbad, Calif.

WEST PALM BEACH, Fla., December 21, 2017-Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on investing in upscale, extended-stay hotels and premium-branded, select-service hotels, today announced that it has sold the 145-suite Homewood Suites by Hilton Carlsbad, Calif., for $33 million, or approximately $228,000 per suite. Chatham sold the hotel at an approximate 6.5 percent net operating income capitalization rate (after an assumed annual capital reserve of 4.0 percent of total hotel revenues) based on trailing 12 months performance.

“This is the first sale under our capital recycling initiative that we announced earlier this year,” highlighted Jeffrey H. Fisher, Chatham’s chief executive officer and president. “Our goal is to opportunistically sell assets when we believe we can re-deploy those proceeds into high-quality hotel investments that earn higher yields in higher growth markets, thus enhancing our net asset value.”

In connection with the sale, the buyer assumed a $20 million CMBS loan that carried an interest rate of 4.3 percent. Remaining proceeds of $13 million will be utilized to reduce borrowings on Chatham’s unsecured credit facility.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised, publicly-traded real estate investment trust focused primarily on investing in upscale extended-stay hotels and premium-branded, select-service hotels. The company owns interests in 135 hotels totaling 18,516 rooms/suites, comprised of 40 properties it wholly owns with an aggregate of 6,018 rooms/suites in 16 states and the District of Columbia and a minority investment in two joint ventures that own 95 hotels with an aggregate of 12,498 rooms/suites. Additional information about Chatham may be found at
www.chathamlodgingtrust.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including statements regarding future plans, strategies, performance, acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.